[LETTERHEAD OF KPMG PEAT MARWICK]


The Board of Directors
NSK-Warner Kabushiki Kaisha:


                 INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of Borg-Warner Automotive, Inc. of our report dated April 25, 1997 relating to the balance sheets of NSK-Warner Kabushiki Kaisha as of March 31, 1997 and 1996, and the related statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1997 which report appears in the December 31, 1996 annual report on Form 10-K of Borg-Warner Automotive, Inc. and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.



/s/KPMG PEAT MARWICK
------------------------
KPMG Peat Marwick

Tokyo, Japan

July 31, 1997